UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 26, 2006
KOMAG, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	0-16852	94-2914864

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1710 Automation Parkway
San Jose, California 95131

(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 576-2000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Agreement with Edward Casey
     On October 3, 2006, Komag, Incorporated (the “Company” or “Komag”) expects to enter into an executive employment agreement with newly appointed Vice President and Chief Operating Officer Edward Casey (the “Casey Agreement”). A brief description of the terms and conditions of the Casey Agreement is contained in Item 5.02 below (which description is incorporated into this Item 1.01 by reference). A form of agreement substantially similar to the Casey Agreement has been previously filed by the Company as Exhibit 10.3 to its Quarterly Report on Form 10-Q for the period ended October 2, 2005.
Agreement with Tsutomu T. Yamashita
     Effective October 3, 2006, the Company’s Board of Directors appointed Tsutomu T. Yamashita as Executive Vice President and Chief Technical Officer of Komag. In connection with Mr. Yamashita’s appointment, the Company expects to enter into a new executive employment agreement with him effective October 3, 2006, which supersedes his prior employment agreement (the “Yamashita Agreement”). The material terms of the Yamashita Agreement are the same as those in his prior employment agreement, except for a change in base salary to $350,000 and a new restricted stock grant to Mr. Yamashita of 25,000 shares of Komag’s common stock. The form of agreement has been previously filed by the Company as Exhibit 10.3 to its Quarterly Report on Form 10-Q for the period ended October 2, 2005.
Agreements with Michael Russak
     On October 3, 2006, in connection with his retirement from the Company on October 3, 2006, the Company expects to enter into a separation agreement (the “Russak Separation Agreement”) and a consulting agreement (the “Russak Consulting Agreement”) with Dr. Russak. The material terms of each of these agreements are described below.
Russak Separation Agreement
     The Russak Separation Agreement is expected to replace the existing arrangements between the Company and Dr. Russak, including his executive employment agreement dated August 2, 2005.
     Cash Consideration. Komag expects to pay Dr. Russak an aggregate amount of $401,700 in accordance with the following payment schedule:

Payment Date:	Amount:
January 2, 2007	$100,425
January 31, 2007	$33,475
February 28, 2007	$33,475
March 15, 2007	$234,325

     In addition, the Company expects to pay Dr. Russak a single lump sum payment of approximately $70,000 in satisfaction of amounts owed by the Company to him under the Company’s target incentive plan.
     Stock Consideration. The Company expects to provide Dr. Russak with an additional 12 months from October 3, 2006 of accelerated vesting on his unvested options, totaling 4,167 accelerated stock options and an additional 12 months worth of shares being released from the

Company’s repurchase option under Dr. Russak’s restricted stock agreements, totaling 10,001 additional shares of stock.
     The Russak Separation Agreement is expected to be filed as an exhibit to Komag’s Form 10-Q for the third quarter of 2006.
Russak Consulting Agreement
     Pursuant to the Russak Consulting Agreement, which is expected to be entered into on October 3, 2006, Dr. Russak would perform certain consulting services for the Company as an independent contractor through December 31, 2006 or earlier if either party provides written notice to the other in accordance with the terms of the agreement. Komag expects to pay Dr. Russak $200.00 per hour, for up to fifteen hours per month, in exchange for his consulting services. Additionally, the Company would agree to reimburse Dr. Russak for his reasonable expenses incurred in the performance of his consulting duties.
     The Russak Consulting Agreement is expected to be filed as an exhibit to Komag’s Form 10-Q for the third quarter of 2006.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective October 3, 2006, the Company’s Board of Directors appointed Edward Casey as Vice President and Chief Operating Officer of Komag.
     Since January 2005, Mr. Casey, 51, served as Komag’s Executive Director New Technologies. Prior to January 2005, he served as Komag’s Director New Technologies. Mr. Casey joined Komag in October 2000, after the merger with HMT Technology Corporation, leading HMT’s substrate operations and subsequently heading up Komag’s New Technologies department. Prior to his role at the Company, Mr. Casey held manufacturing and operations management positions for HMT Technology Corporation, StorMedia, Nashua Computer Products and Lin Data Corporation.
     As described in Item 1.01 above, in connection with Mr. Casey’s appointment, the Company expects to enter into an executive employment agreement with him effective October 3, 2006. The material terms of the Casey Agreement are described below.
     Term. The Casey Agreement specifies a term of employment of ten months from October 3, 2006.
     Salary and Benefits. Mr. Casey would be paid an annual base salary of $250,000. In addition, Mr. Casey would be eligible to participate in Komag’s Target Incentive Plan and would be entitled to participate in Komag’s current employee benefit plans.
     Equity. The Compensation Committee of the Board of Directors has approved of a restricted stock grant to Mr. Casey of 25,000 shares of Komag’s common stock.
     Separation Benefits. The Casey Agreement provides, among other benefits, that if Mr. Casey’s employment terminates other than voluntarily or for “cause” prior to a “change of control” (as those terms are defined in the Casey Agreement) or more than six months following a change in control, Mr. Casey would receive a severance amount equal to twelve months of base salary, and vesting acceleration of his outstanding and unvested non-qualified stock options and restricted stock. Further, if Mr. Casey’s employment terminates other than voluntarily or for cause within six months following the consummation of a change of control, he would receive the benefits described in the preceding sentence, plus an additional cash payment based on target incentive bonus amounts.
     In addition, Komag expects to enter into an indemnity agreement with Mr. Casey, as it has with all of its other executive officers, which provides, among other things, that Komag will indemnify Mr. Casey, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and Komag’s bylaws.
Item 7.01. Regulation FD
     The Russak Separation Agreement discussed above is expected to result in cash and non-cash stock compensation expense totaling approximately $1.0 million, which is not included in the Company’s prior guidance for the third quarter of 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Komag, Incorporated (Registrant)
Dated: September 27, 2006	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Senior Vice President, Chief Financial Officer